As filed with the Securities and Exchange Commission on June 24, 2020

Registration No. 333-151843

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 (No. 333-151843)

TO

FORM S-8

Registration Statement

UNDER THE SECURITIES ACT OF 1933

HOME BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Arkansas	71-0682831
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Home BancShares, Inc. 401(k) Plan

(Full Title of the Plan)

Brian S. Davis

Chief Financial Officer

Home BancShares, Inc.

719 Harkrider

Conway, Arkansas 72032

(501) 328-4656

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jeremiah D. Wood, Esq.

Friday,

Eldredge

& Clark, LLP

400 West Capitol Avenue, Suite 2000

Little Rock, Arkansas 72201

(501) 376-2011

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Home BancShares, Inc., an Arkansas corporation, (the “Registrant”), is filing this post-effective amendment to the Registration Statement File No. 333-151843, filed with the Securities and Exchange Commission on June 23, 2008 (the “Registration Statement”), registering the Registrant’s 401(k) Participation Interests in the Home BancShares, Inc. 401(k) Plan (the “401(k) Plan”), to deregister any and all Participation Interest in the 401(k) Plan.

As of the close of business January 31, 2019, the Registrant merged the 401(k) Plan into the Home BancShares, Inc. 401(k) and Employee Stock Ownership Plan (the “ESOP”) which resulted in all participants in the 401(k) Plan moving into the ESOP and thus no participants remain in the 401(k) Plan. This post-effective amendment is being filed because of such merger. The Registrant, by filing this post-effective amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all Participation Interest in the 401(k) Plan registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an Undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this registration statement on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Conway, State of Arkansas, on June 24, 2020.

Home BancShares, Inc.

By:	/s/ Brian S. Davis
Brian S. Davis
Chief Financial Officer and Treasurer

No other person is required to sign this post-effective amendment in reliance upon Rule 478 under the Securities Act of 1933.